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                                                                  EXHIBIT 11

                      AURORA ELECTRONICS, INC. AND SUBSIDIARIES
                          COMPUTATION OF PER SHARE EARNINGS
                       (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                   (UNAUDITED)


                                                   Three Months Ended             Nine Months Ended
                                               -------------------------       -----------------------
                                                July 2,         June 30,        July 2,       June 30,
                                                 1995            1994            1995          1994
                                               ---------        -------        --------       --------
Net income                                     $(16,498)        $1,047        $(15,372)        $2,546
=======================================================================================================

Adjusted Number of Common Shares

Weighted average shares outstanding               7,445          7,112           7,445          7,112

Incremental shares for exercise of stock
options and warrants and common stock
issuable                                          1,241            864             835            464
-------------------------------------------------------------------------------------------------------
Adjusted number of common shares                  8,686          7,976           8,280          7,576
=======================================================================================================

Net earnings per common shares                   $(1.90)         $0.13          $(1.86)         $0.34
=======================================================================================================





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